UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
(X) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Hemminghaus, R. R.
   P.O. Box 696000
   San Antonio, Texas  78269-6000
2. Issuer Name and Ticker or Trading Symbol
   Ultramar Diamond Shamrock Corporation
   (UDS)
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   Director
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |11/4/9|G   |669               |D  |           |                   |D     |                           |
                             |6     |    |                  |   |           |                   |      |                           |
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Common Stock                 |11/4/9|G   |669               |A  |           |                   |I     |                           |
                             |6     |    |                  |   |           |                   |      |                           |
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Common Stock                 |3/26/9|G   |4,720             |D  |           |                   |D     |                           |
                             |7     |    |                  |   |           |                   |      |                           |
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Common Stock                 |3/26/9|G   |4,720             |A  |           |                   |I     |                           |
                             |7     |    |                  |   |           |                   |      |                           |
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Common Stock                 |4/4/97|G   |272               |D  |           |                   |D     |                           |
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Common Stock                 |4/4/97|G   |272               |A  |           |                   |I     |                           |
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Common Stock                 |4/14/9|G   |590               |D  |           |                   |D     |                           |
                             |7     |    |                  |   |           |                   |      |                           |
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Common Stock                 |4/14/9|G   |590               |A  |           |                   |I     |                           |
                             |7     |    |                  |   |           |                   |      |                           |
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Common Stock                 |5/29/9|G   |4,720             |D  |           |                   |D     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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Common Stock                 |5/29/9|G   |4,720             |A  |           |                   |I     |                           |
                             |8     |    |                  |   |           |                   |      |                           |
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Common Stock                 |2/19/9|G   |6,846             |D  |           |                   |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock                 |2/19/9|G   |6,846             |A  |           |                   |I     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock                 |6/22/9|G   |840               |D  |           |                   |D     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock                 |6/22/9|G   |840               |A  |           |                   |I     |                           |
                             |9     |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/27/|G   |901               |D  |           |                   |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/27/|G   |901               |A  |           |                   |I     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/29/|G   |909               |D  |           |98,237 (a)(b)      |D     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |12/29/|G   |909               |A  |           |31,651 (l)         |I     |                           |
                             |99    |    |                  |   |           |                   |      |                           |
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Common Stock                 |      |    |                  |   |           |685 (i)            |I     |                           |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Cash only securities    |        |1/1/9|D   |16,696     |D  |(hh) |     |Common Stock|16,696 |$24.25 |776,141     |D  |            |
                        |        |9    |    |           |   |     |     |            |       |       |            |   |            |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(a) 2,308 of such shares were issued pursuant to the Non-Employee Director Plan and remain subject to forfeiture as of December 31,
1999.
(b) 1,973 of such shares were issued pursuant to Long-Term Incentive Plans and remain subject to forfeiture as of
December 31, 1999.
(i) This stock has been previously reported, but is included for cumulative reporting purposes. 583 shares with respect to which I act as trustee for two grandchildren and 102 shares as trustee for my son under the Texas
Uniform Gifts to Minors Act.  I disclaim beneficial ownership of all such shares.
(l) This stock is owned by trusts for the benefit of my children and grandchildren of which I am a Co-Trustee. I disclaim beneficial ownership of all such
shares
(hh) Cash only securities denominated in Ultramar Diamond Shamrock Corporation Stock held in the Company's
Excess ESOP Plan payable in cash following termination of Mr. Hemminghaus' employment.
SIGNATURE OF REPORTING PERSON
/s/ R. R. Heminghaus (By Power of Attorney)
DATE
February 14, 2000